LICENSE AGREEMENT

This Agreement is entered into as of September 15, 1999.

         Licensor, Randol E. Kirk (Kirk), of 8208 NW 6th Street, Coral Springs, Florida 33071 owns the rights, title and interest in and to certain technology and know-how concerning and relating to the irradiation of products, materials and matter by tube X-Rays (the Licensed Technology). U.S. Patent Applications based on the aforesaid technology are in preparation.

         Licensee, Rad Source Technologies, Inc. (Rad Source), is a Florida corporation having offices at 475 Ramblewood Drive #207, Coral Springs, Florida 33071 and has as one of its purposes, the licensing of patent and Licensed Technology rights relating to tube X-Ray irradiation.

         Licensee wants the right to license said Licensed Technology, and Licensor wants Licensee to have the right to license and sublicense said Licensed Technology.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Definitions

         The following terms, whenever used in this Agreement, have the respective meanings set forth below: 1.1 "Licensed Technology" means the inventions, developments, patent applications on the inventions and developments, and the patents issued based on the patent applications, know-how and technical information included in certain technology and know-how concerning and relating to the irradiation of products, materials and matter by tube X-Rays (the Licensed Technology).

         The Licensed Technology includes the following product areas:

A.       Laboratory X-Ray irradiators for small animals, cells and pupae,

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B.       X-Ray irradiators for human blood and blood products, and

C. Irradiators using an X-Ray tube with other than a point source of emission.

         U.S. Patent Applications based on the aforesaid technology are in preparation; foreign patents are to be filed corresponding to said U.S. Patent Applications.

         1.2 "Licensed Products" means a) products utilizing the Licensed Technology, and b) processes or methods utilizing the Licensed Technology.

         1.3 "Sale/Sold" means the sale, transfer, exchange or lease of Licensed Products. Sales of Licensed Products shall be deemed consummated upon the receipt of payment from the purchaser.

         1.4 "Net Selling Price" of Licensed Products means the gross selling price to the purchaser (net of discounts and allowances) of Licensed Products less (a) returns which are accepted by Licensee (or its sublicensee) gives credit to such purchasers, and (b) sales, use, value added and other similar taxes which Licensee (or any sublicensee) is under legal obligation to pay. In case of a Sale for which payment is made in installments, the Net Selling Price in each fiscal quarter for purposes of determining the royalty to be paid to Licensor under Section 8 below shall be the aggregate amount of payments received by Licensee in such quarter.

         1.5 "Licensor's Auditors" means the independent chartered public accountants regularly employed by Licensor to examine its accounts and report on its financial statements.

         1.6 "Subject Matter of the Agreement" means the Licensed Technology, the Licensed Products, and the processes and methods utilizing the Licensed Technology. Representations and Documentation

         2.1 Licensor represents and warrants that they have the right to enter into this Agreement, that they have not granted any outstanding conflicting rights, that they know of no conflicting rights which would permit any third party to interfere with rights granted to Licensee hereunder, and that they have not made, nor will they make any commitment to any third party inconsistent with or in derogation of the rights granted hereunder.


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         2.2 Licensor agrees to provide to Licensee all documentation which
Licensor has in his possession or is reasonably available to him describing said Licensed Technology, and such documentation shall include correspondence, drawings, software, sketches, prospective users and prospective customers of said Licensed Technology. Grant of Exclusive License and Right to Grant of Sublicenses

         3.1 Subject to the terms and conditions set forth herein, Licensor hereby grant to Licensee the right and license to make, use, sell and offer for sale the Licensed Technology in connection with the development, design, manufacture and use of Licensed Products; and, the right to grant sublicenses thereunder, and Licensee shall pay royalties to Licensor, based on the sale of products under said sublicenses, which are equal to and commensurate with, the percentage royalty specified in paragraph 5.1 herein. Term of License

         4.1 Unless sooner terminated as otherwise provided herein, this Agreement shall commence on the date first above written and shall continue in effect for ten (10) years. Provided all royalty payments have been duly paid, Licensee has the right of first refusal and option to extend the term of this agreement, on mutually agreed terms, for the full term of the last to expire U.S. Patent on the Licensed Technology. License fee and Royalties

         5.1 As consideration for the license granted herein, Licensee shall pay to Licensor, at the times and in the manner provided in paragraphs 5.2, 5.3, and
5.4 below, royalties equal to five (5%) of the total Net Selling Price of Licensed Technology and Licensed products made, used or sold by Licensee, or by any sublicensee.

         5.2 Royalties are to be paid monthly, within ten (10) days after the end of the month on which the royalties become due.

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         5.3 If the amount received by Licensor from Licensee is less than
$12,000.00 (twelve thousand dollars) per fiscal quarter, payable in monthly installments of at least $4,000.00 (four thousand dollars) per month, all rights based on this agreement are terminated and all rights to said Licensed Technology revert to Licensor.

         5.4 It is contemplated that Licensor may render services as an employee of, or as a consultant to licensee, and any employee salary or consulting income to Licensor will be credited toward the minimum royalties due under paragraph 5.3, only. That is, royalties on the products are due independently of any salary or consulting income; however, Licensor does not have the right to terminate under paragraph 5.3 if the minimum income to him from Licensee is at least $12,000 (twelve thousand dollars) per fiscal quarter.

         5.5 Licensee agrees to pay any amounts due Licensor, or to any person or entity designated by Licensor, by mailing payment by first class US mail to the above address of Licensor, or to the latest address provided by Licensor, or to the address of the designee.

         5.6 It is understood and agreed that this Agreement grants Licensee the right to a license under the inventions, patent applications and patents resulting from the Licensed Technology and a notice of Final rejection by the U.S. Patent Office be issued which on appeal is sustained by the Circuit Court for the Federal District, royalties will no longer be due under the affected invention.

              5.7 Notwithstanding any other provision of this Agreement, if in connection with a legal action brought by a third party any court of competent jurisdiction holds that patent claims of a Patent resulting from the invention are invalid or unenforceable, then in any such event, Licensee may cease the payment of royalties based on the invalid or unenforceable patent claims. Protection of Licensed Technologies


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         6.1 Licensee shall determine whether to seek patents or take other necessary legal steps to protect the Licensed Technology, any time after the date of this Agreement, in such areas of the world, other than the United States of America and Canada, as Licensee shall determine. Such foreign patent protection shall not affect the royalties due and paid under this agreement.

         6.2 Licensee, after notice to Licensor that Licensee has elected to seek such protection, shall have the right to do so, at the Licensee's expense, in accordance with applicable law, or to take other necessary legal steps to protect any or all of the Licensed Technology in such other countries. All patents or other legal rights so granted or obtained based on applications filed by Licensee shall be the exclusive property of Licensee, and Licensor shall assign to Licensee all such patents, and other rights in the Licensed Technology, or application therefore. Upon Licensee's request, Licensor shall, at Licensee's expense provide reasonable assistance to Licensee, in seeking such patents or securing such protection as requested by Licensee, including executing all patent applications, assigning all rights therein to Licensee and executing any other appropriate documents and papers, as may be legally required. Records

         7.1 During the term of this Agreement, and for a period of one year thereafter, Licensee shall keep records of all Sales under this Agreement (including Sales by sublicensee's, if any) in such form and manner that all royalties owned hereunder to Licensor during term of this Agreement may be readily and accurately determined. Such records shall include all information necessary for Licensee's Auditors to prepare the reports provided for in Section 8 hereinbelow. Licensor or Licensor's Auditors shall have the right, from time to time, at reasonable times during normal business hours, to examine the records of Licensee applicable to the calculation of the royalties for the purpose of verifying the amounts owed to Licensor hereunder and the accuracy of the reports furnished by Licensee. Reports and Payments

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         8.1 During the term of this Agreement, Licensee shall prepare and deliver to Licensor within 30 days after the end of each calendar quarter, a report showing:

         (a) the total New Selling Price of all Licensed Products Sold by Licensee and its sublicensees during that quarter and the total for the year to date;

         (b) the royalties owed to Licensor for that quarter and for the year to date.

         8.2 Upon the written request of Licensor received no later than the end of each calendar year, Licensee's Auditors, shall audit the records described in paragraph 7.1 above and shall prepare and deliver to Licensor, no later than 30 days following the end of that year, and audit report which sets forth (a) the total Net Selling Price of all Licensed Products Sold by Licensee and its sublicensees during that year, and (b) the royalties owed to Licensor pursuant to Section 7 with respect to that year. Termination

         9.1 Licensor shall have the right to terminate this Agreement on the occurrence of any one or more of the following events:

         (a) Failure of Licensee to make any payment required pursuant to this Agreement within 30 days after receipt of notice of nonpayment from Licensor.

         (b) the breach by Licensee any other material term of this Agreement, provided that Licensee fails to cure the same within 30 days of written notice thereof by the Licensor;

         (c) the insolvency of the Licensee;

         (d) if any proceeding is instituted by Licensee under any bankruptcy, insolvency or moratorium law, or any proceeding is instituted against Licensee under any bankruptcy, insolvency or moratorium law and the same is not dismissed within 60 days thereof;

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         (e) any assignment by Licensee of substantially all of its assets for the benefit of creditors; or

         (f) placement of the assets of Licensee in the hands of a trustee or receiver, unless the receivership or trust is dissolved within 60 days thereafter.

Assignments of Rights and Obligations

         10.1 No assignment of obligations hereunder shall be made by Licensee without the express written consent of Licensor or his heirs or designees.

         10.2 Provided all obligations under this Agreement are current, Licensee shall have the right, at its sole discretion and at its own costs, to enforce and/or sue for infringement of any patents issued based on the exclusively Licensed Technology. Any and all recovery under any infringement cause will enure to the benefit of Licensee. Licensor agrees to assist and cooperate with Licensee, at Licensee's expense, to enforce the rights of Licensee under the Licensed Technology. Marking

         11.1 Licensee shall mark the Licensed Products manufactured by it and/or sold by it with the appropriate Patent numbers, or with the terms "patented" and listing the Patent numbers, or "Patents Pending", as is legally appropriate and as is the usual practice of Licensee. Severability

         12.1 If any provision of this Agreement is declared invalid by a Court of last resort, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein: and, if such provision can not be modified then that provision shall be deemed deleted from this Agreement. In either case, the remaining provisions of this Agreement shall remain in full force and effect. Entire Agreement; Addendums; Amendments


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         13.1 This Agreement contains the entire agreement of the parties relative to the subject matter hereof and supersedes all prior agreements and understandings between the parties relative to the subject matter. Addendums and amendments can only be made to this Agreement if signed by all parties hereto. Notices

         14.1 All payments of royalties, notices required or permitted hereunder may either be delivered personally, or sent by certified mail with postage or other charges fully prepaid, addressed to the respective parties hereto at their addresses set forth above, or to the address last designated the respective parties. Applicable Law

         15.1 The construction and applicability of this Agreement shall be determined in accordance with the laws of the State of Florida. Corporate Authority

         16.1 Licensee corporation represents and warrants to Licensor that the execution, delivery, and performance by it of this Agreement have been duly authorized by the Board of Directors of Licensee corporation and that when this Agreement is signed by President of Licensee corporation, the Agreement will be a valid and binding obligation of the License corporation, enforceable in accordance with the terms of the Agreement.

         17.1 This Agreement may not be assigned without the express written consent of Licensor.

         IN WITNESS WHEREOF, the parties hereto have executed three original copies of this Agreement as of the day and year set forth above.


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/s/ Donovan Bennett                         /s/ Randol E. Kirk, Individually
-------------------                         --------------------------------
Witness


-------------------
Attest                                      Rad Source Corp.



/s/  Robert Munson                          Randol E. Kirk, President
-------------------                         --------------------------------
Secretary, Rad Source Corp.








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